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                                                                   EXHIBIT 10.32

                                 SUPPLEMENTARY

                           EXECUTIVE RETIREMENT PLAN

     The Supplementary Executive Retirement Plan (the "Supplementary Plan") was adopted by Federated Department Stores, Inc., a Delaware corporation ("Federated"), effective as of January 1, 1984, and the Excess Retirement Benefit Plan (the "Allied Excess Plan") of Allied Stores Corporation was adopted by Allied Stores Corporation, a Delaware corporation ("Allied"), effective as of January 1, 1984. Payments under both said plans were suspended as of January 15, 1990, the date as of which Federated and Allied filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. Pursuant to the Third Amended Plan of Reorganization of Federated, Allied and certain of their subsidiaries (the "POR"), among other things, Allied was merged into Federated. The Supplementary Plan is hereby revised and reinstated as of the effective date of the POR (the "Reinstated Effective Date") for executives (i) who participated as active participants in, and who terminate employment after the Reinstated Effective Date with a vested benefit under, the Retirement Income Plan of Federated Department Stores, Inc., or any successor to such plan (the "Federated Plan"), or Part A of the Retirement Benefit and Profit Sharing Investment Program of Allied Stores Corporation, or any successor to such plan (the "Allied Plan"), said Plans being defined benefit plans which are intended to satisfy the requirements of Section 4.01(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) whose benefits actually payable under such Plans would reflect one or more of the limitations described in clauses (i) and (ii) of
Section 1 of this Reinstated Supplementary Plan (such executives referred to hereafter as "Eligible Executives"). The Supplementary Plan, as hereby revised and reinstated, is hereafter referred to as the "Reinstated Supplementary Plan". The Reinstated Supplementary Plan supersedes and replaces all prior provisions of the Supplementary Plan and the Allied Excess Plan on the terms and subject to the conditions herein set forth.

                                  1.  PURPOSE

     The Reinstated Supplementary Plan shall provide for the payment of supplementary retirement benefits to compensate an Eligible Executive or his Beneficiary (as hereafter defined) for the amount of the reduction, if any, in his benefits under the Federated Plan or Allied Plan on account of (1) the applications of Sections 401(a)(17) or 415 of the Code and (ii) the exclusion from "Compensation", as defined in Section 1.23 of the Federated Plan, of amounts deferred under Federated's Deferred Compensation Plan ("EDCP").

                            2.  RETIREMENT BENEFITS

     2.1 BENEFIT CALCULATION. In the case of any Eligible Executive, the benefit payable under this Reinstated Supplementary Plan shall equal the difference, if any, between (a) and (b), where:

          (a) equals the benefit payable pursuant to the Federated Plan determined without regard to the limits of Sections 401(a)(17) or 415 of the Code or, including within the definition of "Compensation" amounts the Eligible Executive deferred under EDCP; and

          (b) equals the benefit actually payable under the Federated Plan or the Allied Plan.

     2.2 PAYMENT OF BENEFITS. Benefits under this Reinstated Supplementary Plan shall be in the same form as, commence at the same time, and shall continue on a coterminous basis with the benefits paid under the Federated Plan or the Allied Plan, as the case may be. Benefits hereunder, if any, shall be paid to the Eligible Executive or in the event of the Eligible Executive's death, to the surviving spouse or such other beneficiary of the Eligible Executive to whom payments under the Federated Plan or the Allied Plan would be made following the death of the Eligible Executive (the "Beneficiary").

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                             3.  SOURCE OF BENEFITS

     Benefits under this Supplementary Plan shall be paid exclusively from Federated's general assets and shall be allocated to its subsidiaries as appropriate. No Executive or Beneficiary shall have any right or claim to the payment of a benefit hereunder which in any manner whatsoever is superior to or different from the right or claim of a general and unsecured creditor of Federated or such subsidiary, as the case may be.

                4.  COORDINATION WITH FEDERATED AND ALLIED PLANS

     Federated shall take such action as may be necessary and appropriate so as to coordinate in all respects the payment of benefits hereunder with the payment of benefits under the Federated Plan or the Allied Plan.

                                5.  CONSTRUCTION

     Federated intends that this Reinstated Supplementary Plan be exempt, to the maximum extent possible, from Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), under Section 4(b)(5) thereof, as an excess benefit plan which is unfunded, and any ambiguities in construction shall be resolved in favor of interpretations which will effectuate such intention. In all other respects, Federated intends the Reinstated Supplementary Plan to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management and highly compensated employees, within the meaning of Sections 201, 301 and 401 of ERISA, commonly called a "top-hat" plan, and Federated reserves the right to interpret and operate the Reinstated Supplementary Plan accordingly. Furthermore, in the construction of this Reinstated Supplementary Plan, the masculine shall include the feminine and the singular the plural in all cases where such meanings would be appropriate. Finally, this Reinstated Supplementary Plan shall be governed by and construed in accordance with the substantive laws of the State of Ohio to the extent such laws are not preempted by ERISA.

                               6.  ADMINISTRATION

     6.1 ADMINISTRATION OF THE REINSTATED SUPPLEMENTARY PLAN. Except as otherwise provided herein, this Reinstated Supplementary Plan shall be administered by the Administrative Committee under the Federated Plan (the "Committee"). Such members of the Committee shall have authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Reinstated Supplementary Plan and decide or resolve any and all questions including interpretations of this Reinstated Supplementary Plan, as may arise in connection with this Reinstated Supplementary Plan.

     In the administration of this Reinstated Supplementary Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and may from time to time consult with counsel who may be counsel to or an employee of Federated or any of its subsidiaries.

     The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of this Supplementary Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest therein.

     6.2 CLAIMS PROCEDURE. Each Claim for benefits under the Reinstated Supplementary Plan shall be approved or disapproved by the Committee within 90 calendar days following the receipt of the information that the Committee determines to be necessary to process the claim. The 90-day claims review period may be extended an additional 90 calendar days, provided that notice of such extension of time is given the claimant within the first 90-day period. In the event that the Committee denies a claim for benefits in whole or in part, the Committee shall notify the claimant in writing of such denial. If requested by the claimant or if the Committee so elects without such request, such notice or a subsequent notice shall also set forth, in a manner determined by the Committee or its designee to be calculated to be understood by the claimant, (i) the principal basis for such denial, (ii) provisions of the Reinstated Supplementary Plan on which the denial is based, (iii) description in reasonable detail of any additional material or information necessary to perfect the claim with an explanation in reasonable detail of why such material or information is necessary, and (iv) an explanation in reasonable detail of the claim review procedures set forth in Section 6.3 hereof. If no action is

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taken by the Committee on a claim within 90 calendar days, the claim shall be deemed to be denied for purposes of the review procedure, in which event the claimant may request such a notice.

     6.3 REVIEW PROCEDURE. A claimant may appeal a denial of his claim by requesting a review of the decision by the Committee. An appeal must be submitted in writing within 60 calendar days after the denial and must (i) request a review of the claim for benefits under the Plan, (ii) set forth in reasonable detail all of the grounds upon which the claimant's request for review is based and any facts in support thereof, and (iii) set forth in reasonable detail any issues or comments which the claimant deems pertinent to the appeal. The Committee shall review each such appeal. The Committee shall act upon each appeal within 60 calendar days after receipt thereof unless the Committee determines that additional time is appropriate, in which case a decision will be rendered as soon as possible but not later than 120 calendar days after the appeal is received. The claimant shall be given an opportunity to review pertinent documents or materials upon submission of a written request to the Committee, provided the Committee determines in its sole discretion that the requested documents or materials (or any portion thereof) are pertinent to the appeal. Following the Committee's review, the Committee shall make an independent determination of the claimant's eligibility for benefits under the Plan. The decision of the Committee on any claim for benefits shall be final, conclusive and binding upon all parties thereto. In the event the Committee denies an appeal in whole or in part, it shall give written notice of the decision to the claimant, which notice will set forth, in a manner determined by the Committee or its designee to be calculated to be understood by the claimant, the principal basis for such denial and provisions of the Reinstated Supplementary Plan on which the decision was based.

                   7.  TERMINATION, SUSPENSION, OR AMENDMENT

     The Board of Directors of Federated may, in its sole discretion, terminate, suspend, or amend this Supplementary Plan at any time or from time to time, in whole or in part and as applied to such entities as such Board of Directors may determine. However, no such termination, suspension, or amendment shall adversely affect the benefits of any Eligible Executive who has theretofore terminated employment and is entitled to a benefit under this Plan (or his Beneficiary).

                             8.  GENERAL CONDITIONS

     8.1 PROHIBITION OF ASSIGNMENT. No interest of any person and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void, and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any person. If any attempt is made to alienate, pledge, or charge any such interest or any such benefit for any debt, liabilities in tort or contract, or otherwise, of any executive, former executive, surviving spouse, or other beneficiary contrary to the prohibitions of the preceding sentence, then the Committee in its discretion may suspend or forfeit the interests of such person and during the period of such suspension or, in case of forfeiture, the Committee shall hold such interest for the benefit of, or shall make the benefit payments to, such person who would otherwise be the Eligible Executive, designated Beneficiary, or to some member of the Eligible Executive's, former executive's, surviving spouse's, or Beneficiaries' family to be selected in the discretion of the Committee.

     8.2 NO ADDITIONAL RIGHTS. No Eligible Executive and no other person shall have any legal or equitable rights or interest in this Reinstated Supplementary Plan that are not expressly granted in this Reinstated Supplementary Plan. Participation in this Reinstated Supplementary Plan does not give any person any right to be retained in the service of Federated or any of its subsidiaries. The right and power of Federated or any of its subsidiaries to dismiss or discharge any executive is expressly reserved.

     8.3 LIMITATION ON PAYMENTS. It is recognized that an Eligible Executive's duties during the period of employment with Federated or its subsidiaries will entail the receipt of confidential information concerning not only current operations and procedures but also short-and long-range plans.

     If the Eligible Executive during any portion of the period of two years following his termination of employment as provided in this Reinstated Supplementary Plan has an investment of $100,000 or more in a Competing Business (as hereafter defined) or renders personal services to such a Competing Business in any

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manner, including without limitation, as owner, partner, director, trustee, officer, employee, consultant, or advisor thereof, all rights to receive any benefits under this Reinstated Supplementary Plan shall immediately cease.

     As used in this Section, a "Competing Business" shall be any business which:

          (a) at the time of determination, is substantially similar, in whole or substantial part, to the business conducted at the end of the period of active employment by Federated and its subsidiaries (taken as a whole) or substantially similar to some substantial part of said business; and

          (b) at the time of determination, is operating a store or stores which, during its or their fiscal year preceding the determination, in the aggregate, had the aggregate net sales, including sales in leased and licensed departments, in excess of $10,000,000, which store or stores is located in a city or within a radius of twenty-five (25) miles from the outer limit of a city where Federated or any of its subsidiaries is operating a store or stores which, during its or their fiscal year preceding the determination, in the aggregate had aggregate net sales, including sales in leased and licensed departments, in excess of $10,000,000; and

          (c) had aggregate consolidated net sales at all its locations, including sales in leased and licensed departments and sales by its divisions, subsidiaries and affiliates, during its fiscal year preceding that in which the Eligible Executive made such investment therein, or first rendered personal services thereto, following his termination of service, in excess of $25,000,000.

     8.4 WITHHOLDING FOR TAXES. Payments under the Reinstated Supplementary Plan shall be subject to withholding for payroll taxes as required by law, including state and federal income taxes and FICA taxes.